Exhibit 99.1

For Immediate Release

For additional comments or questions, please contact Raymond H.
Melcher, Jr., Chairman, President, and Chief Executive Officer, Leesport Bank, at (610) 208-0966 Extension 212
George H. Groves, Chairman and Chief Executive Officer,
Legacy Bank, at (717) 441-3400 Extension 101

April 22, 2003

Leesport Bank Divests Three Branches

Wyomissing, PA: Leesport Bank (a subsidiary of Leesport Financial Corp., NASDAQ : FLPB) announced it has reached an agreement to sell three branches to The Legacy Bank (OTC-BB:LBOH).

The branches are located in Shenandoah, Schuylkill County, and Drums and Hazleton in Luzerne County.

According to Raymond H. Melcher, Jr., Chairman, President, and Chief Executive Officer of Leesport Financial Corp., "When we acquired the former Merchants Bank of Pennsylvania in 1999, our plan was to expand north from Berks County along the Route 61 corridor, essentially connecting our Berks and Southern Schuylkill locations and the Merchants locations to the north. No additional appropriate acquisition candidates in the northern Schuylkill and Hazleton area were available to expand our market coverage, and making the capital investment necessary to build additional branches from scratch to provide us with sufficient market coverage wouldn't have been prudent given the current economy and banking competition in the northern market. Accordingly, we've decided to exit the market."

"In selecting The Legacy Bank as our partner in this transaction, we felt that they would be the best candidate to ensure that our customers, employees, and the community at large would continue to be served with excellent customer service," continued Melcher.

George H. Groves, Chairman and Chief Executive Officer of The Legacy Bank continued, "We have identified Luzerne and Northern Schuylkill Counties as areas with special appeal for us. Our Hazleton area bank office, Legacy Bank of Hazleton, has performed very well and by adding these three offices to our growing customer base, we will become a major participant in the market. We are looking forward to continuing to expand our presence in the market."

Included in the sale will be the facilities, staff, equipment, and loan and deposit accounts held at the three branches.

The transaction is expected to close in the third quarter 2003.

Leesport Financial Corp. is a $562 million diversified financial services company headquartered in Wyomissing, PA, offering banking, insurance (Insurance products and services offered through Essick & Barr LLC and its divisions, Essick & Barr and The Boothby Group), investments (Securities offered through SunAmerica Securities, Inc., a registered independent broker/dealer, Member NASD/SIPC), wealth management, trust services, and title insurance services throughout Southeastern Pennsylvania.

The Legacy Bank, with $249 million in assets, is a Pennsylvania commercial bank with offices in Harrisburg, Dauphin County, Hazleton, Luzerne County, Williamsport, Lycoming County and Towanda and Sayre, Bradford County. An additional office in Camp Hill, Cumberland County is scheduled to open Monday, May 5, 2003. Its wholly owned subsidiary, the Legacy Trust Company has $93 million assets managed in the fiduciary capacity with offices throughout Central Pennsylvania. The company offers a full suite of banking and asset management products and services, for individuals, small- to medium-sized and privately held businesses, as well as professionals and professional practices - all designed to assist individuals, the business owner and professional in wealth creation and preservation. The company offers Pennsylvania's first Pa. Department of Banking approved business deposit courier service; government guaranteed lending programs, and online banking. For more information, visit the company's web site at www.thelegacybank.com.